A PCAOB Registered CPA Firm
Simon & Edward, LLP
Certified Public Accountants & Consultants

17506 Colima Road, Suite 101,
Rowland Heights, CA 91748
Tel: +1 (626) 581-0818
Fax: +1 (626) 581-0809

Re: Antiaging Quantum Living Inc.

Ladies and Gentlemen:

We have read the statements under Item 4.01 in the Current Report on Form 8-K dated October 4, 2023 (the "8-K"), of Antiaging Quantum Living Inc. (the "Company") to be filed with the Securities and Exchange Commission and we agree with such statements therein as related to our firm. We have no basis, and therefore, do not agree or disagree with the other statements made by the Company in the 8-K.

Sincerely,

/s/ Simon & Edward, LLP
Rowland Heights, California